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                                                                 EXHIBIT 99(a)
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PACIFICORP                                                        NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

Scott Hibbs, for investors, (503) 813-7222
Angela Hult, for investors, (503) 813-7234
Dave Kvamme, for media, (503) 464-6272
Jan Johnson, for media, (503) 464-6268

July 1, 1998

PACIFICORP PROMOTES O'BRIEN TO EXECUTIVE VICE
PRESIDENT AND CHIEF OPERATING OFFICER

      Portland, OR -PacifiCorp (NYSE: PPW) President and Chief Executive Officer Frederick W. Buckman today announced the promotion of Richard T. O'Brien to the position of executive vice president and chief operating officer.

      O'Brien, 44, who has been the company's senior vice president and chief financial officer since 1995, will be responsible for all energy operations, sales, marketing and energy trading and worldwide business development.

      His promotion comes after an extensive search outside the company.

      "Dick brings a commitment to shareholder value and disciplined financial thinking that will be a tremendous help to our operations," Buckman said. "He is a respected member of the management team and has been a leader in transformational efforts across the company. The additional focus that Dick will bring to our operations will help us better navigate the change that our company and industry are going through."

      O'Brien's current financial responsibilities will be assumed by the company's Treasurer, Bill Peressini, and Controller, Jim Huesgen. A chief financial officer may be named at a later date.

      O'Brien is a graduate of the University of Chicago with a BA in economics . He also holds a law degree from Lewis and Clark College, Northwestern School of Law.

      PacifiCorp, one of the lowest-cost electricity producers in the United States, is a multinational energy company with 1.4 million retail electric customers in the western United States and 550,000 customers in the Australian states of Victoria and New South Wales.

      With more than 10,000 megawatts of generation capacity, PacifiCorp is also the largest investor-owned bulk power marketer in the western United States and is an active electricity and gas marketer in the East.

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